EXHIBIT 10.4

SYNOPSYS, INC.

2006 EMPLOYEE EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: MARCH 3, 2006

APPROVED BY THE STOCKHOLDERS: APRIL 25, 2006

AS AMENDED BY THE BOARD OF DIRECTORS: JANUARY 24, 2020

AMENDMENT APPROVED BY THE STOCKHOLDERS: APRIL 9, 2020

TERMINATION DATE: APRIL 1, 2026

1.	GENERAL.

(a) Successor and Continuation of Prior Plans. The Plan is intended as the successor and continuation of the (i) Synopsys, Inc. 1992 Stock Option Plan, (ii) Synopsys, Inc. 1998 Nonstatutory Stock Option Plan, and (iii) Synopsys, Inc. 2005 Assumed Stock Option Plan (collectively, the “Prior Plans”). Following the Effective Date, no additional stock awards shall be granted under the Prior Plans. Any shares remaining available for issuance on the Effective Date under the Prior Plans became available for issuance pursuant to Stock Awards granted hereunder. Any shares subject to outstanding stock awards granted under the Prior Plans that expired or terminated for any reason prior to exercise or settlement became available for issuance pursuant to Stock Awards granted hereunder. As of January 12, 2017, no awards remained outstanding under the Prior Plans.

(b) Eligible Award Recipients. The persons eligible to receive Awards are Employees and Consultants. Non-employee Directors are not eligible to receive Awards under this Plan.

(c) Available Awards. The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, and (vii) Other Stock Awards. The Plan also provides for the grant of Performance Cash Awards.

(d) Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.	DEFINITIONS.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Board shall have the authority to determine (i) the time or times at which the ownership tests are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.

(b) “Award” means a Stock Award or a Performance Cash Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Capitalization Adjustment” has the meaning ascribed to that term in Section 9(a).

(e) “Cause” means, with respect to a Participant, the occurrence of any of the following: (i) the Participant commits an act of dishonesty in connection with the Participant’s responsibilities as an Employee or Consultant; (ii) the Participant commits a felony or any act of moral turpitude; (iii) the Participant commits any willful or grossly negligent act that constitutes gross misconduct and/or injures, or is reasonably likely to injure, the Company or any Affiliate; or (iv) the Participant willfully and materially violates (A) any written policies or procedures of the Company or any Affiliate, or (B) the Participant’s obligations to the Company or any Affiliate. The determination that a termination is for Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing, to the extent that the Company determines that any of the payments or benefits under this Plan that are payable in connection with a Change in Control constitute deferred compensation under Section 409A that may only be paid on a transaction that meets the standard of Treasury Regulation Section 1.409A-3(a)(5), the foregoing definition of Change in Control shall apply only to the extent the transaction also meets the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 3(c).

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Synopsys, Inc., a Delaware corporation.

(k) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. For example, a change in the capacity in which the Participant renders service to the Company or an Affiliate from a Consultant to Employee shall not terminate a Participant’s Continuous Service. Furthermore, a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. However, if the corporation for which a Participant is rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such corporation ceases to qualify as an Affiliate. A leave of absence shall be treated as Continuous Service for purposes of vesting in an Award to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing, to the extent that the Company determines that any of the payments or benefits under this Plan that are payable in connection with a Corporate Transaction constitute deferred compensation under Section 409A that may only be paid on a transaction that meets the standard of Treasury Regulation Section 1.409A-3(a)(5), the foregoing definition of Corporate Transaction shall apply only to the extent the transaction also meets the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).

(n) “Covered Employee” has the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(o) “Director” means a member of the Board.

(p) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(q) “Effective Date” means April 25, 2006, the first date that the Company’s stockholders approved the Plan at the 2006 Annual Meeting of Stockholders.

(r) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(s) “Entity” means a corporation, partnership or other entity.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Plan as set forth in Section 12, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(v) “Fair Market Value” means for purposes of Sections 3(f), 5(b), 5(c), 6(b), 6(c), 6(d)(iv), 7(c)(ii), 7(c)(iii) and 8(d), as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any market system, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date in question, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date in question, then the Fair Market Value shall be the closing sales price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in a manner that complies with Sections 409A and 422 of the Code.

(w) “Incentive Stock Option” means an Option which qualifies as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(y) “Nonstatutory Stock Option” means an Option which does not qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(bb) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(cc) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(dd) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(e).

(ee) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ff) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(gg) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(hh) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(ii) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 7(d)(ii).

(jj) “Performance Criteria” means one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin and Non-GAAP operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) orders (including backlog) and revenue; (xvii) orders quality metrics (to the extent consistent with Section 162(m) of the Code, if deductibility is desired); (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) market share; (xxiii) cash flow; (xxiv) cash flow per share; (xxv) share price performance; (xxvi) debt reduction; (xxvii) implementation or completion of projects or processes (to the extent consistent with Section 162(m) of the Code, if deductibility is desired); (xxviii) customer satisfaction (to the extent consistent with Section 162(m) of the Code, if deductibility is desired); (xxix) stockholders’ equity; (xxx) quality measures (to the extent consistent with Section 162(m) of the Code, if deductibility is desired); (xxxi) Non-GAAP net income; and (xxxii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, any other measures of performance selected by the Board. Non-GAAP measure means the closest GAAP measure excluding (1) the amortization of acquired intangible assets; (2) the impact of stock-based compensation expense; (3) acquisition-related costs; (4) other non-recurring significant items, such as restructuring charges; (5) legal matters; (6) material tax impacts, such as the repatriation of offshore cash; and (7) the income tax effect of non-GAAP pre-tax adjustments from the provision for income taxes, based upon a normalized annual projected non-GAAP tax rate. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(kk) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be set on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to internally generated business plans, approved by the Board, the performance of one or more comparable companies or the performance of one or more relevant indices. To the extent consistent with Section 162(m) of the Code and the regulations thereunder, the Board is authorized to make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges (including but not limited to the effect of tax or legal settlements); (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude stock-based compensation expense determined under generally accepted accounting principles; (vi) to exclude any other unusual or infrequently occurring item (including but not limited to various income tax impacts prompted by tax reform legislation adopted in late 2017 (commonly referred to as the Tax Cut and Jobs Act of 2017), including the income tax related to transition tax, the tax rate change, and tax restructuring; and the tax impact of repatriation); (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); (xiii) to reflect any partial or complete corporate liquidation; (xiv) to exclude the effect of in-process research and development expenses; and (xv) to exclude the income tax effect of non-GAAP pre-tax adjustments from the provision for income taxes. The Board also retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals (to the extent consistent with Section 162(m) of the Code, if deductibility is desired).

(ll) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award.

(mm) “Performance Stock Award” means either a Restricted Stock Award or a Restricted Stock Unit Award granted pursuant to the terms and conditions of Section 7(d)(i).

(nn) “Plan” means this Synopsys, Inc. 2006 Employee Equity Incentive Plan.

(oo) “Prior Plans” means the Company’s 1992 Stock Option Plan, 1998 Nonstatutory Stock Option Plan, and 2005 Assumed Stock Option Plan as in effect immediately prior to the Effective Date.

(pp) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).

(qq) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(rr) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).

(ss) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(tt) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(uu) “Securities Act” means the Securities Act of 1933, as amended.

(vv) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(c).

(ww) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(xx) “Stock Award” means any right granted under the Plan, including an Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Stock Award, or an Other Stock Award.

(yy) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(zz) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(aaa) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

3.	ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 3(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(ii) To determine from time to time (1) which of the persons eligible under the Plan shall be granted Awards; (2) when and how each Award shall be granted; (3) what type or combination of types of Award shall be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to an Award; and (5) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(iii) To accelerate the time at which an Award may be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may be exercised or the time during which it will vest.

(iv) To approve forms of award agreements for use under the Plan and to amend the terms of any one or more outstanding Awards.

(v) To amend the Plan or an Award as provided in Section 10. Subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option, to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code or to comply with other applicable laws.

(vi) To terminate or suspend the Plan as provided in Section 11.

(vii) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(viii) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by individuals who are foreign nationals or employed outside the United States.

(c) Delegation To Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board or the Committee (as applicable). The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, re-vest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (1) delegate to a committee of one or more members of the Board who need not be Outside Directors the authority to grant Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (2) delegate to a committee of one or more members of the Board who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer. The Board may delegate to one or more Officers of the Company the authority to do one or both of the following (i) designate Employees of the Company or any of its Subsidiaries to be recipients of Options, Stock Appreciation Rights and, to the extent permitted by applicable law, other Stock Awards and, to the extent permitted by applicable law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Options granted by such Officer. Any such Stock Awards granted by Officers will be granted on the form of Stock Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary in this Section 3(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 2(v)(ii) above.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f) Repricing; Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, (ii) provide for the exchange of an Option or Stock Appreciation Right for cash when the exercise price or strike price of such Option or Stock Appreciation Right, respectively, is greater than or equal to the Fair Market Value of a share of Common Stock or (iii) cancel and re-grant any outstanding Stock Awards under the Plan in a manner that would constitute a repricing of such Stock Awards under applicable accounting rules, in each case unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event; provided, however, that this provision shall not prevent cancellations of Stock Awards upon expiration or termination of such Stock Awards and the return of the underlying shares of Common Stock to the Plan for future issuance pursuant to Section 4(b) hereof.

4.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the number of shares of Common Stock that may be issued pursuant to Stock Awards granted under this Plan shall not exceed Ninety-Eight Million Two Hundred Ninety-Seven Thousand Two Hundred Forty-Eight (98,297,248) shares of Common Stock in the aggregate. Subject to Section 4(b), the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of stock issued pursuant to (A) an Option granted under Section 6, or (B) a Stock Appreciation Right granted under Section 7(c), and (ii) (A) one and thirty-six hundredths (1.36) shares for each share of Common Stock issued prior to February 27, 2009 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7, (B) two and eighteen hundredths (2.18) shares for each share of Common Stock issued on or after February 27, 2009 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7, (C) one and twenty-five hundredths (1.25) shares for each share of Common Stock issued on or after March 24, 2011 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7, (D) one and five tenths (1.50) shares for each share of Common Stock issued on or after April 3, 2012 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7, (E) one and six tenths (1.60) shares for each share of Common Stock issued on or after April 2, 2015 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7, and (F) one and seven tenths (1.70) shares for each share of Common Stock issued on or after March 29, 2016 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7. Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, or other applicable rule, and such issuance shall not reduce the number of shares available for issuance under the Plan.

(b) Reversion of Shares to the Share Reserve.

(i) Shares Available For Subsequent Issuance. If any (i) Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, (ii) shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company at their original exercise or purchase price (if any) pursuant to the Company’s reacquisition or repurchase rights under the Plan, including any forfeiture or repurchase caused by the failure to meet a contingency or condition required for the vesting of such shares, or (iii) Stock Award is settled in cash, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan. To the extent there is issued a share of Common Stock pursuant to a Stock Award that counted as either (A) one and thirty-six hundredths (1.36) shares, (B) two and eighteen hundredths (2.18) shares, (C) one and twenty-five hundredths (1.25) shares, (D) one and five tenths (1.50) shares, (E) one and six tenths (1.60) shares, or (F) one and seven tenths (1.70) shares, as applicable, against the number of shares available for issuance under the Plan pursuant to Section 4(a) and such share of Common Stock again becomes available for issuance under the Plan pursuant to this Section 4(b)(i) on or after March 29, 2016, then the number of shares of Common Stock available for issuance under the Plan shall increase by one and seven tenths (1.70) shares (regardless of when such share was issued).

(ii) Shares Not Available for Subsequent Issuance. If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall be deemed issued and then immediately reacquired by the Company, and therefore shall not remain available for subsequent issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of, or the issuance of shares under, a Stock Award, the number of shares that are not delivered to the Participant shall be deemed issued and then immediately reacquired by the Company, and therefore shall not remain available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall not become available for subsequent issuance under the Plan.

(c) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 4, subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be Ninety-Eight Million Two Hundred Ninety-Seven Thousand Two Hundred Forty-Eight (98,297,248) shares of Common Stock.

(d) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

5.	ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees and Consultants; provided, however, that Nonstatutory Stock Options and Stock Appreciation Rights may not be granted to Employees and Consultants who are providing Continuous Services only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless such Stock Awards comply with (or are exempt from) Section 409A of the Code or unless the stock underlying such Stock Awards is otherwise determined to be “service recipient stock” under Section 409A of the Code. Stock Awards under this Plan may not be granted to non-employee Directors.

(b) Ten Percent Stockholders. An Employee who is also a Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option has a term of no more than five (5) years from the date of grant and is not exercisable after the expiration of five (5) years from the date of grant.

(c) Limitation on Annual Awards. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, no Employee shall be eligible to be granted Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than one million (1,000,000) shares of Common Stock during any calendar year. For limitations on the annual award size of Performance Stock Awards and Performance Cash Awards, see Section 7(d) below.

6.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. No Option shall be exercisable after the expiration of seven (7) years from the date of grant, or such shorter period specified in the Option Agreement; provided, however, that an Incentive Stock Option granted to a Ten Percent Stockholder shall be subject to the provisions of Section 5(b).

(b) Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Sections 409A and 424(a) of the Code.

(c) Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Sections 409A and 424(a) of the Code.

(d) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(d) are:

(i) by cash, check or electronic transfer of cash or cash equivalents;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement, if the option is a Nonstatutory Stock Option, pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, however, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (x) shares are used to pay the exercise price pursuant to the “net exercise,” (y) shares are delivered to the Participant as a result of such exercise, and (z) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(e) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party (excluding any third-party financial institution) who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f) Vesting of Options Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(g) Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(h) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement) during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(i) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(k) Termination for Cause. In the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate immediately and cease to remain outstanding and the Option shall cease to be exercisable with respect to any shares of Common Stock (whether vested or unvested) at the time of such termination.

7.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (i) past or future services rendered to the Company or an Affiliate, or (ii) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition or repurchase right any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Unit Award may be awarded in consideration for (i) past or future services rendered to the Company or an Affiliate, or (ii) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of seven (7) years from the date of grant, or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant. Notwithstanding the foregoing, a Stock Appreciation Right may be granted with a strike price lower than that set forth in the preceding sentence if such Stock Appreciation Right is granted pursuant to an assumption or substitution for another stock appreciation right in a manner consistent with the provisions of Sections 409A and 424(a) of the Code.

(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (ii) the strike price that is determined by the Board on the date of grant of the Stock Appreciation Right.

(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment. The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and set forth in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Extension of Termination Date. A Participant’s Stock Appreciation Right Agreement may provide that if the exercise of the Stock Appreciation Right following the termination of the Participant’s Continuous Service (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Stock Appreciation Right shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement) during which the exercise of the Stock Appreciation Right would not be in violation of such registration requirements, or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement.

(ix) Disability of Participant. In the event that a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(x) Death of Participant. In the event that (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Stock Appreciation Right Agreement after the termination of the Participant’s Continuous Service for a reason other than death, then the Stock Appreciation Right may be exercised (to the extent the Participant was entitled to exercise such Stock Appreciation Right as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Stock Appreciation Right by bequest or inheritance or by a person designated to exercise the Stock Appreciation Right upon the Participant’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (ii) the expiration of the term of such Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after the Participant’s death, the Stock Appreciation Right is not exercised within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(xi) Termination for Cause. In the event that a Participant’s Continuous Service is terminated for Cause, the Stock Appreciation Right shall terminate immediately and cease to remain outstanding and the Stock Appreciation Right shall cease to be exercisable with respect to any shares of Common Stock (whether vested or unvested) at the time of such termination.

(d) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is either a Restricted Stock Award or Restricted Stock Unit Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of one or more Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum benefit to be granted to any Participant in any calendar year attributable to Performance Stock Awards described in this Section 7(d)(i) shall not exceed one million (1,000,000) shares of Common Stock.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be granted or paid upon the attainment during a Performance Period of one or more Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum benefit to be granted to any Participant in any calendar year attributable to Performance Cash Awards described in this Section 7(d)(ii) shall not exceed four million dollars ($4,000,000).

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards. No Other Stock Award may have a term in excess of seven (7) years from the date of grant.

8.	MISCELLANEOUS.

(a) Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of, or the issuance of shares under, the Stock Award pursuant to its terms and the issuance of the Common Stock has been entered into the books and records of the Company. As determined by the Board, dividends and dividend equivalent rights may accrue with respect to Awards other than Options or Stock Appreciation Rights granted under this Plan, but no dividends or dividend equivalents shall be paid out or settled unless and until, and then only to the extent that, the applicable underlying Award vests. For the avoidance of doubt, neither Options nor Stock Appreciation Rights granted under this Plan may provide for any dividends or dividend equivalents thereon.

(c) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities laws.

(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement or the written terms of a Performance Cash Award, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with a Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum statutory tax rate of the Participant’s applicable jurisdiction(s) (or such other rate as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet.

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code, to the extent that Section 409A of the Code applies to such Participant. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what percentages, Participants may receive payments, including lump-sum payments, following the Participant’s separation from service or other permitted distribution event, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A. Unless otherwise expressly provided for in a Stock Award Agreement or the written terms of a Performance Cash Award, the Plan and Award agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into such Award agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award agreement specifically provides otherwise), if the shares of the Company’s Common Stock are publicly traded and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule. Each installment of an Award that vests under the Plan is intended to be a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2), unless otherwise expressly set forth in the written Award agreement.

(k) Non-Exempt Employees. No Stock Award granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or Disability, (ii) upon a Corporate Transaction in which such Stock Award is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Stock Award agreement or in another applicable agreement or in accordance with the Company’s then current employment policies and guidelines), any vested Stock Awards may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of a Stock Award will be exempt from his or her regular rate of pay.

(l) No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

(m) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Stock Award Agreement or the written terms of a Performance Cash Award as a result of a clerical error in the papering of the Award agreement, the corporate records will control.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) Capitalization Adjustments. If any change is made in, or other events occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award during the term of the Plan without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”)), the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 5(c) and 7(d)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. In addition, for each Option or Stock Appreciation Right with an exercise price or strike price, respectively, greater than the consideration offered in connection with any Capitalization Adjustment, Change in Control or Corporate Transaction, the Board may in its discretion elect to cancel such Option or Stock Appreciation Right without any payment to the person holding such Option or Stock Appreciation Right. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option or subject to the forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board or Committee at the time of grant of a Stock Award:

(i) Stock Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the

Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3(b).

(ii) Stock Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction). No vested Restricted Stock Unit Award shall terminate pursuant to this Section 9(c)(ii) without being settled by delivery of shares of Common Stock, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board, prior to the effective time of the Corporate Transaction (or such later date in accordance with a deferral election as described in Section 8(i)).

(iii) Stock Awards Held by Former Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction. No vested Restricted Stock Unit Award shall terminate pursuant to this Section 9(c)(iii) without being settled by delivery of shares of Common Stock, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board, prior to the effective time of the Corporate Transaction (or such later date in accordance with a deferral election as described in Section 8(i)).

(iv) Payment for Stock Awards in Lieu of Exercise or Settlement. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (i) the value of the cash or property the holder of the Stock Award would have received upon the exercise of the Stock Award immediately prior to the effective time of the Corporate Transaction, over (ii) any exercise price payable by such holder in connection with such exercise. In addition, the Board may provide that with respect to one or more other Stock Awards, such awards will be cancelled prior to exercise or settlement in exchange for a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (i) the value of the cash or property the holder of the Stock Award would have received upon the exercise of the Stock Award immediately prior to the effective time of the Corporate Transaction, over (ii) any exercise or purchase price (if any) payable by such holder in connection with such Stock Award, and such payment may be fully vested at the time of the Corporate Transaction or may be required to vest after such time substantially in accordance with the schedule originally in effect immediately prior to the Corporate Transaction.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant. A Stock Award may vest as to all or any portion of the shares subject to the Stock Award (i) immediately upon the occurrence of a Change in Control, whether or not such Stock Award is assumed, continued, or substituted by a surviving or acquiring entity in the Change in Control, or (ii) in the event a Participant’s Continuous Service is terminated, actually or constructively, within a designated period prior to, at, or following the occurrence of a Change in Control. In the absence of a determination by the Plan Administrator, no such acceleration shall occur.

10.	AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a) Amendment of Plan. Subject to the limitations of applicable law, the Board at any time, and from time to time, may amend the Plan. However, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements.

(b) Stockholder Approval. The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees. Approval of the Plan terms by the Company’s stockholders does not create a requirement that the Board or the Committee administer the Plan in all cases in compliance with Section 162(m) of the Code, as the Board and the Committee retain the discretion to grant awards that are not designed or intended to be “performance based compensation” under Section 162(m) of the Code. For the avoidance of doubt, no Awards granted under the Plan on or after April 8, 2019 will be designed or intended to be “performance-based compensation” under Section 162(m) of the Code, and the terms and conditions of this Plan as amended and restated as of such date shall not apply to or otherwise impact outstanding Awards granted prior to such date under the Plan.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) Amendment of Awards. The Board, at any time and from time to time, may amend the terms of any one or more Awards (either directly or by amending the Plan), including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement or the written terms of a Performance Cash Award, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that the rights under any Award outstanding at the time of such amendment shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

11.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on April 1, 2026. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated, but all Awards made prior to such time will continue in effect after such suspension or termination subject to the terms thereof and of this Plan.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

12.	EFFECTIVE DATE OF PLAN.

The Plan first became effective on the Effective Date.

13.	CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.